DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT
5/25/07


1. NAME OF REPORTING PERSON
Phillip Goldstein, Andrew Dakos, Nadel and Gussman Funds LLC. and
James Chadwick.


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[ ]

3. SEC USE ONLY

4. SOURCE OF FUNDS
NA


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
NA


7. SOLE VOTING POWER

NA

8. SHARED VOTING POWER

NA

9. SOLE DISPOSITIVE POWER

NA

10. SHARED DISPOSITIVE POWER
NA

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,333,973


12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

13.11%

14. TYPE OF REPORTING PERSON

NA



1. NAME OF REPORTING PERSON
Phillip Goldstein and Andrew Dakos


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[ ]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA


7. SOLE VOTING POWER

811,373

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

811,373

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,299,173

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []

13. PERCENT OF CLASS REPRESENTED BY ROW 11

12.77%

14. TYPE OF REPORTING PERSON

IA



1. NAME OF REPORTING PERSON
Nadel and Gussman Combined Funds LLC


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
                                                   	b[ ]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
Oklahoma

7. SOLE VOTING POWER

34,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

0

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

34,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

..34%

14. TYPE OF REPORTING PERSON
OO




1. NAME OF REPORTING PERSON
James Chadwick

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
	                                               b[ ]
3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

7. SOLE VOTING POWER

487,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

522,600

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

487,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

4.82%

14. TYPE OF REPORTING PERSON
IA




This statement constitutes amendment #3 to the Schedule 13d filed on April 13, 2005. Except as specifically set forth herein, the
Schedule 13d remains unmodified.


Item 5 is amended as follows:
ITEM 5. INTEREST IN SECURITIES OF THE ISSUER a - b. As per the 10Q filed on May 11, 2007 there were 10,171,507 shares outstanding as of May 8, 2007. The percentage set forth in this item (5a-b) was derived using such number.

Mr. Phillip Goldstein and Mr. Andrew Dakos are deemed to be the beneficial owners of 1,299,173 shares of ANS or 12.77 % of the outstanding shares. Mr. Goldstein and Mr. Dakos have sole power to vote and dispose of 811,373 shares.

Nadel and Gussman Combined Funds LLC ('NGCF')is deemed to be the beneficial owner of 34,800 shares of ANS or .34%. NGCF has the sole power to vote the 34,800 Shares held by it while Mr. James Chadwick has the power to dispose of the shares.

Mr. James Chadwick also has the power to vote and dispose of 487,800 shares beneficially owned by Mr. Phillip Goldstein and Mr. Andrew Dakos.

c. During the last sixty days the following shares of common stock were traded(unless previously reported):

Phillip Goldstein and Andrew Dakos
5/25/07		Sell 150,000 @ $3.55


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 6/8/07

By: /s/ Phillip Goldstein
-------------------------
Name:   Phillip Goldstein

By: /S/ Andrew Dakos
----------------------
Name:     Andrew Dakos


NADEL AND GUSSMAN COMBINED FUNDS LLC
By:   /s/ Stephen Heyman
-------------------------------------
Stephen Heyman, Managing Member


By:   /s/ James M. Chadwick
-------------------------------------
James M. Chadwick